Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B.C V6E 4E5 Canda Tel: 604-631-3300 Fax: 604-631-3309

November 5, 2024

To:	Maxim Group LLC
300 Park Avenue
New York, NY 10022

Re:	Offering of 1,592,356 Common Shares, 1,592,356 Series A Common Share Purchase Warrants and 796,178 Series B Common Share Purchase Warrants of NioCorp Developments Ltd.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a company incorporated under the laws of the Province of British Columbia (“NioCorp” or the “Company”), in connection with the issuance and sale (the “Offering”) of an aggregate of (i) 1,592,356 common shares of the Company (the “Shares”) (ii) 1,592,356 Series A common share purchase warrants of the Company (the “Series A Warrants”), and (iii) 796,178 Series B common share purchase warrants of the Company (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”, and the Warrants together with the Shares, the “Offered Securities”) by NioCorp pursuant to the terms of an underwriting agreement dated November 3, 2024 (the “Underwriting Agreement”) between NioCorp and Maxim Group LLC (“Maxim”).

This opinion is being rendered to you pursuant to section 2.3(iv) of the Underwriting Agreement. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed thereto in the Underwriting Agreement.

The Offered Securities are being offered and sold (i) at a combined price of US$1.57 per Share, Series A Warrant and one-half of one Series B Warrant (the “Offering Price”) for gross proceeds of US$2,499,998,92 to the Company, and (ii) pursuant to (A) the terms of the Underwriting Agreement and (B) the Company’s registration statement on Form S-3, filed on June 13, 2024 and declared effective on June 27, 2024 (Registration No. 333-280176) (the “Registration Statement”), by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the base prospectus, dated June 27, 2024, included in the Registration Statement (the “Base Prospectus”).

Each Series A Warrant is exercisable by the holder thereof for one common share of the Company (a “Series A Warrant Share”) at a price of US$1.75 per Series A Warrant Share at any time for a period of two (2) years following November 5, 2024 (the “Closing Date”), pursuant to the terms of a warrant agency agreement dated November 5, 2024 (the “Warrant Agreement”) by and between NioCorp, Computershare Inc., and its affiliate Computershare Trust Company, N.A. (together with Computershare Inc., “Computershare”). Each Series B Warrant is exercisable by the holder thereof for one common share of the Company (a “Series B Warrant Share” and together with Series A Warrant Shares, the “Warrant Shares”) at a price of US$2.07 per Series B Warrant Share beginning on the date that is six (6) months and one (1) day following the Closing Date until the date that is five (5) years following the Closing Date pursuant to the terms of the Warrant Agreement.

As Canadian counsel to the Company, we have participated, together with Jones Day (U.S. counsel to the Company), Maxim, Ellenoff Grossman & Schole LLP (U.S. counsel to Maxim) and Cozen O’Connor LLP (Canadian counsel to Maxim in meetings relating to the preparation of the Underwriting Agreement and the Warrant Agreement, and together with Jones Day, Maxim, Ellenoff Grossman & Schole LLP and Cozen O’Connor LLP in

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the review of the Registration Statement, Base Prospectus and prospectus supplement to the Base Prospectus (the “Prospectus Supplement”) in connection with the Offering.

Pursuant to the Underwriting Agreement, the Company has granted to Maxim an option (the “Over-Allotment Option”) to purchase (i) up to an aggregate of 238,853 additional Shares, and/or (ii) up to an aggregate of 238,853 additional Series A Warrants of the Company, and/or (iii) up to an aggregate of 119,426 additional Series B Warrants of the Company, at the Offering Price (or the Share Purchase Price and/or the Warrant Purchase Price) which will be exercisable, in whole or in part, by Maxim at any time for a period of 45 days following the date of the Underwriting Agreement. Reference in this opinion to Shares and Warrants shall include Shares and Warrants that comprise the Over-Allotment Option and to Warrant Shares shall include Warrant Shares issuable upon exercise of the Warrants that comprise the Over-Allotment Option.

For purposes of this opinion, the term “Applicable Securities Laws” means the applicable securities laws of each of the Provinces of British Columbia, Alberta and Ontario (collectively, the “Provinces”).

References herein to “our knowledge” are limited to the actual knowledge of those lawyers at our firm directly involved in representing the Company in the Offering and the transactions completed by the Company in connection with the Offering acquired as a result of such involvement, but does not include constructive knowledge of matters or information. In particular, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion should not be regarded as such investigation.

We have considered such questions of law, examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth including, without limitation, the following:

(a)	a certificate of good standing dated November 4, 2024 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) in respect of the Company, and without any independent verification or inquiry (the “Certificate of Good Standing”);
(b)	a certificate dated as of the date hereof, addressed to Blake, Cassels & Graydon LLP and executed by the Chief Financial Officer of the Company as to certain factual matters (the “NioCorp Certificate”), attaching copies of the articles and the notice of articles of the Company (together, the “Constating Documents”), and certain extracts of resolutions of the board of directors of the Company (the “Board”); and
(c)	a letter from Computershare dated November 4, 2024 confirming its appointment as transfer agent and registrar for the common shares of the Company and listing the number of common shares of the Company outstanding as of that date (the “Computershare Letter”).

In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, telecopies, facsimiles or photostatic copies.

We have assumed the accuracy and completeness of all facts set forth in the NioCorp Certificate and any other certificates provided to us by any directors or officers of the Company. To the extent the NioCorp Certificate and any other certificate or document referenced herein is based on any assumption, given in reliance on any other

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certificate, document, understanding or other criteria, or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception. We have assumed that no act or event has occurred between the date of any such certificate and the date hereof that would, in any manner, affect the accuracy or completeness thereof, or its relevance as a basis for any of the opinions set out below.

We have relied upon (a) the reporting issuer list of British Columbia dated as of 12:00 a.m. on November 4, 2024 maintained and posted by the British Columbia Securities Commission (the “BCSC”) on its website (www.bcsc.bc.ca) and a list of defaulting reporting issuers with respect to certain matters maintained by the BCSC on its website; (b) the reporting issuer list of Alberta dated as of November 4, 2024 maintained and posted by the Alberta Securities Commission on its website (www.albertasecurities.com); and (c) the reporting issuer list of Ontario dated as of November 4, 2024 maintained and posted by the Ontario Securities Commission on its website (www.osc.gov.on.ca) (collectively, the “Lists of Reporting Issuers”).

We are solicitors qualified to practice law in the Provinces. We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein and we express no opinion as to any laws, or any matter governed by any laws, of any other jurisdiction, except in the case of paragraphs 8 and 9 below, in which we express an opinion on the laws of each of the Provinces and the federal laws of Canada applicable therein. We express no opinion with respect to the provisions of the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws of the Provinces. The opinions hereinafter expressed are based on legislation and regulations in effect on the date hereof. We assume no obligation to revise, amend or supplement this opinion should applicable laws of any jurisdiction be amended or changed subsequent to the date hereof by legislative action, judicial decision or otherwise.

In expressing the opinions set forth below, we have also assumed the following:

(a)	The covenants, acknowledgements, representations and warranties of Maxim set forth in the Underwriting Agreement are true and accurate in all material respects (which representations and warranties we have relied upon without independent investigation), and Maxim has complied with its covenants and obligations under the Underwriting Agreement and the distribution of the Offered Securities was effected in accordance with the terms of the Underwriting Agreement.
(b)	The covenants, acknowledgments, representations and warranties of Computershare set forth in the Warrant Agreement are true and accurate in all material respects (which representations and warranties we have relied upon without independent investigation).

(c)	The Underwriting Agreement has been duly authorized, executed and delivered by Maxim, and the Underwriting Agreement has been duly authorized by and constitutes a valid and legally binding obligation of Maxim, enforceable against Maxim in accordance with its terms.

(d)	The Warrant Agreement has been duly authorized, executed and delivered by Computershare, and constitutes a valid and legally binding obligation of Computershare, enforceable against Computershare in accordance with its terms.

(e)	The Underwriting Agreement and the Warrant Agreement have not been amended or supplemented either in writing, orally or otherwise.

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(f)	The Offered Securities are being purchased at the Offering Price set forth in the Underwriting Agreement and all wires, cheques, bank drafts and other methods of payment delivered in consideration for the Offered Securities will be honoured upon presentation or will otherwise result in the receipt by the Company of the funds represented by such wires, cheques, bank drafts or other methods of payment.
(g)	No Offered Securities have been offered or sold to any person resident in Canada or to a purchaser holding such Offered Securities on behalf of or for the benefit of a person residing in Canada.
(h)	The Registration Statement, the Base Prospectus and the Prospectus Supplement were each filed in accordance with the U.S. Securities Act registering the Offered Securities in connection with the Offering, and the Registration Statement is effective.
(i)	The Offering does not constitute and is not part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of the Offered Securities to a person or company in Canada.
(j)	At all material times, no order of any competent regulatory authority will have been issued to cease the trade or distribution of the common shares of the Company (the “Common Shares”) or other securities of the Company, or that affects any person who engages in such a trade, and no court judgment, order, decree, injunction, decision or ruling will be in effect which prevents the trade or distribution of Common Shares or other securities of the Company, or that affects any person who engages in such trade, of which we are aware of none (actual or pending) in respect of the Company as at the Closing Date.
(k)	There has been no material change in the business, operations or capital of the Company.
(l)	The Company is not a “related issuer” or a “connected issuer” (as such terms are defined in National Instrument 33-105 - Underwriting Conflicts) to Maxim.
(m)	The accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein (including, without limitation, the Certificate of Good Standing and the List of Reporting Issuers).

(n)	The Company is not engaged in, and does not hold itself out as being engaged in, the business of trading in securities.
(o)	The issue and distribution of the Offered Securities has been effected without the preparation, use or delivery of an “offering memorandum” as defined or otherwise referred to in Applicable Securities Laws.

With respect to the opinions expressed herein, we have relied as to certain matters of fact in the NioCorp Certificate.

In giving the opinion in paragraph 1 as it pertains to the incorporation and existence of the Company, we have relied solely upon the Certificate of Good Standing.

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In giving the opinion in paragraph 2 as it pertains to the number of issued and outstanding Common Shares, we have relied solely on the Computershare Letter.

The opinions expressed in paragraph 4, 10 and 11 are based on the assumption that the Underwriting Agreement and the Warrant Agreement have been duly authorized, executed and delivered by each of the parties thereto, other than the Company, and that it constitutes a legal, valid and binding obligation of each of the parties thereto enforceable against each such party in accordance with its terms, and our opinions are subject to the additional qualifications that:

(a)	a court has statutory and inherent powers to grant relief from forfeiture, to stay execution of proceedings before it and to stay execution on judgments;
(b)	the enforceability of a waiver of the right to a jury trial in a civil action is subject to the discretion of a judge not to strike a jury notice;
(c)	a judgment of a court in British Columbia will be given only in Canadian currency and, pursuant to the Foreign Money Claims Act (British Columbia), where the court considers that the person in whose favour the order will be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than the currency of Canada, the court must order that the money payable under an order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of a foreign currency at a chartered bank located in British Columbia at the close of business on the conversion date, being the last day before the day on which a payment under the order is made by the judgment debtor to the judgment creditor that said chartered bank quotes a Canadian dollar equivalent to the other currency; and
(d)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

In giving the opinion in paragraph 8, we have relied solely upon the Lists of Reporting Issuers, each as maintained and posted by the applicable securities commissions. This opinion is subject to the limitations and qualifications set out on the website of each of the applicable securities commissions, and we have assumed that such lists continue to be accurate as of the date hereof.

Based on and subject to the foregoing, it is our opinion that at the date hereof:

1.	The Company is incorporated and validly existing as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, with all necessary corporate power and capacity to own, lease or license, as the case may be, its properties and conduct its business as presently carried on.
2.	The authorized capital of the Company consists of an unlimited number of Common Shares of which 38,720,244 Common Shares were outstanding as at close of business on November 4, 2024. The issuance of the Shares has been duly authorized, and the Warrants have been duly and validly created and authorized. The Shares, upon payment of the Offering Price, will be duly and validly issued, fully paid and non-assessable and, upon exercise of the Warrants in accordance with the terms thereof, including payment or satisfaction of the exercise price therefor, the underlying Warrant Shares will be duly and validly issued, fully paid and non-assessable. The holders of the outstanding Common Shares are not entitled to subscribe for the Offered Securities pursuant to pre-emptive or similar rights under the Constating Documents or, to

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our knowledge, any “material contract” (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) filed on SEDAR+ by the Company (each, a “Material Contract”), other than the participation right of Lind Global Asset Management III, LLC (“Lind”) pursuant to the waiver and consent agreement between the Company and Lind dated September 25, 2022.

3.	The Company has all necessary corporate power and capacity to execute and deliver the Underwriting Agreement, the Warrant Agreement and the Warrants (together, the “Transaction Documents”) and to perform its obligations therein including to, (A) issue and sell the Shares and the Warrants, (B) allot and issue the Warrant Shares upon exercise of the Warrants, and (C) grant the Over-Allotment Option.
4.	All necessary corporate action has been taken to authorize the execution and delivery of Transaction Documents and the performance of the obligations thereunder, including the issuance, sale and delivery of the Shares and Warrants and Warrant Shares upon exercise of the Warrants, and the grant of the Over-Allotment Option, and the Transaction Documents have been duly and validly authorized, executed and delivered by the Company (to the extent that execution and delivery are governed by the laws of the Province of British Columbia).
5.	The form of Share certificate has been approved and adopted by the Board and complies in all material respects with the terms and conditions of the BCBCA and the Constating Documents.
6.	The execution, delivery, and performance of the Transaction Documents and consummation of the transactions contemplated by the Transaction Documents do not and will not (A) to our knowledge, conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to any Material Contract, or (B) violate or conflict with any provision of the Constating Documents, (C) to our knowledge, violate or conflict with any judgment, decree, order, statute, rule or regulation of any Canadian court or judicial, regulatory or other legal or governmental agency or body, or (D) violate any applicable laws of the Province of British Columbia or federal laws of Canada applicable therein.
7.	The attributes attaching to the Shares conform in all material respects with the description under “Description of Securities” in the Prospectus Supplement.
8.	The Company is a “reporting issuer” (as defined in the Applicable Securities Laws) in the Provinces.
9.	The offering, sale and issuance of the Offered Securities by the Company to purchasers resident in the United States and the issuance of the Warrant Shares upon due exercise of the Warrants, if effected in the manner and upon the terms set forth in the Underwriting Agreement, are exempt from the prospectus requirements of the Applicable Securities Laws, and no prospectus is required to be filed nor are any other documents required to be filed, proceedings taken, or approvals, permits, consents or authorizations obtained by the Company under the Applicable Securities Laws to permit the offer, issue and sale of the Offered Securities to such purchasers and the issuance of the Warrant Shares upon due exercise of the Warrants in accordance with the terms thereof.
10.	Assuming that the parties’ choice of laws of the State of New York (“New York Law”), the Transaction Documents are legally binding and enforceable under New York Law, in any proceeding in a court of competent jurisdiction in the Province of British Columbia (a “BC Court”) for the enforcement of the Transaction Documents, the BC Court would apply New York Law to all issues which under the laws of the

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Province of British Columbia and the federal laws of Canada applicable therein (“BC Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	the choice of New York Law is bona fide and legal;
(b)	the choice of New York Law is not contrary to public policy under BC Law (“Public Policy”); and
(c)	in any such proceedings the BC Court will apply New York Law to all issues which under BC Law are to be determined in accordance with the chosen law of a contract, if New York Law is specifically pleaded and proved in the BC Court, except that:
(i)	the BC Court may decline to give effect to any New York Law to the extent that to do so would be contrary to Public Policy;
(ii)	the BC Court will not apply any New York Law which it characterizes as revenue, expropriatory, penal or similar law;
(iii)	the BC Court will not enforce the performance of any obligation provided for in the Transaction Documents if such performance is illegal under the laws of any jurisdiction in which such obligation is to be performed;
(iv)	the BC Court will apply provisions of BC Law that have overriding effect or apply notwithstanding New York Law; and
(v)	on matters governing procedure before the BC Court, BC Law will be applied.
11.	A BC Court would give a judgment based upon a final and conclusive in personam judgment of a court exercising competent jurisdiction in the State of New York (a “New York Court”) for a sum certain, obtained against the Company with respect to a claim arising out of the Transaction Documents (a “New York Judgment”) without reconsideration of the merits:
(a)	provided that:
(i)	the New York Court has jurisdiction over the Company, as recognized by the BC Court for the purposes of enforcement of foreign judgments;
(ii)	an action to enforce the New York Judgment must be commenced and maintained in the BC Court in accordance with the procedural requirements of BC Law and within any applicable limitation period;
(iii)	the BC Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or has been stayed, if the time for appealing has not expired, or if there is another subsisting judgment in any jurisdiction relating to the same cause of action as the New York Judgment;
(iv)	the BC Court will render the judgment only in Canadian dollars; and

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(v)	an action in the BC Court on the New York Judgment may be affected by bankruptcy, insolvency, moratorium, arrangement, winding-up, or other similar laws affecting the enforcement of creditors’ rights generally;
(b)	subject to the following defences:
(i)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;
(ii)	the New York Judgment is for a claim which under BC Law would be characterized as based on a foreign revenue, expropriatory, penal or other public law;
(iii)	the enforcement of the New York Judgment would be contrary to Public Policy or to an order or regulation affecting the judgment under the Foreign Extraterritorial Measures Act (Canada), the United Nations Act (Canada) or the Special Economic Measures Act (Canada), or an order made by the Competition Tribunal under the Competition Act (Canada); and
(iv)	the New York Judgment is not subsisting, has been satisfied, or is void or voidable or otherwise ineffective under New York Law.

* * * * *

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the Offering and may not be relied upon by or disclosed to anyone else or used for any other purpose without our prior written consent.

Yours Truly,

/s/ Blake, Cassels & Graydon LLP

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